Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-98209, 333-98211, 333-99563, and 333-124947) of Oceaneering International, Inc. of our reports dated February 24, 2010, with respect to the consolidated financial statements of Oceaneering International, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Oceaneering International, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

Houston, Texas

February 24, 2010